AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 23, 2002
                                                REGISTRATION NO. 333-___________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                                EQUITY ONE, INC.
             (Exact name of registrant as specified in its charter)


                                                 1696 N.E. MIAMI GARDENS DRIVE
                                                NORTH MIAMI BEACH, FLORIDA 33179
                    MARYLAND                             (305) 947-1664                           52-1794271
       ---------------------------------       ---------------------------------              -------------------
         (State or Other Jurisdiction         (Address, Including Zip Code, and               (I.R.S. Employer
       of Incorporation or Organization)       Telephone Number, Including Area               Identification No.)
                                                Code, of Registrant's Principal
                                                Executive Offices)


                                  CHAIM KATZMAN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                EQUITY ONE, INC.
                         1696 N.E. MIAMI GARDENS DRIVE
                        NORTH MIAMI BEACH, FLORIDA 33179
                                 (305) 947-1664


 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                              --------------------

                          COPIES OF COMMUNICATIONS TO:

                               IRA N. ROSNER, ESQ.
                             GREENBERG TRAURIG, P.A.
                              1221 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                            TELEPHONE: (305) 579-0500
                            FACSIMILE: (305) 579-0717

                              --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              --------------------
                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                   AMOUNT TO BE     PROPOSED MAXIMUM       PROPOSED MAXIMUM
              TITLE OF EACH CLASS                  REGISTERED      AGGREGATE PRICE PER    AGGREGATE OFFERING         AMOUNT OF
       OF SECURITIES TO BE REGISTERED(1)             (2)(3)               UNIT                 PRICE (4)        REGISTRATION FEE(3)
------------------------------------------------ ---------------- ---------------------- ---------------------- -------------------
Common Stock, par value $0.01 per share,
Preferred Stock, par value $0.01 per share,
Depository Shares, Debt Securities
  and Warrants.............................       $ 250,000,000           N/A(5)              $250,000,000           $23,000
------------------------------------------------ ---------------- ---------------------- ---------------------- -------------------

(1) This registration statement also covers delayed delivery contracts that may be issued by the registrant under which the party purchasing such contracts may be required to purchase common stock, preferred stock, depositary shares, debt securities and warrants. Such contracts would be issued with the common stock, preferred stock, depositary shares, debt securities or warrants issued hereby. In addition, offered securities registered hereunder may be sold separately, together or as units with other offered securities registered hereunder.

(2) Such indeterminate number and principal amount of common stock, preferred stock, depository shares, debt securities and warrants of the registrant as may from time to time be issued at indeterminate prices.

(3) Such amount represents the amount computed pursuant to Rule 457(o) under the Securities Act for any common stock, the liquidation preference of any preferred stock or depository shares, the principal amount of any debt securities, the issue price of any warrants and the exercise price of any securities issuable upon exercise of warrants.

(4) Estimated solely for the purposes of computing the registration fee. Exclusive of accrued interest, dividends or distributions, if any.

(5) Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

  Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED JANUARY 23, 2002
PROSPECTUS

                                EQUITY ONE, INC.
                                  $250,000,000
                         COMMON STOCK, PREFERRED STOCK,
                 DEPOSITARY SHARES, DEBT SECURITIES AND WARRANTS

                               ------------------

         We are Equity One, Inc., a real estate investment trust formed as a corporation under the laws of the State of Maryland. This prospectus relates to the public offer and sale of common stock, preferred stock, depositary shares, debt securities and warrants which we may offer from time to time in one or more series, with an aggregate public offering price of up to $250,000,000. We may offer and sell the securities separately, together or as units, in separate classes or series, in amounts, at prices and on terms to be determined at the time of sale and set forth in a supplement to this prospectus.

         Each time we sell securities under this prospectus, we will provide the specific terms of the applicable securities in a supplement to this prospectus which will include, where applicable:

         o in the case of common stock, the number of shares of common stock and any initial offering price;

         o in the case of preferred stock, the number of shares of preferred stock, the specific title and stated value, any distribution, liquidation, redemption, conversion, voting and other rights, and any initial public offering price;

         o in the case of depositary shares, the fractional share of our preferred stock represented by each depositary share;

         o in the case of debt securities, the specific title, aggregate principal amount, currency of denomination and payment, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at our option or repayment at the option of the holder of the debt securities, terms for sinking fund payments, terms for conversion into common, preferred stock or other securities, and any initial offering price; and

         o in the case of warrants to purchase common or preferred stock, the duration, offering price, exercise price and detachability.

         The supplement to this prospectus will also contain information, where appropriate, about the risk factors and U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities being offered pursuant to that supplement. To preserve our status as a real estate investment trust, or REIT, for U.S. federal income tax purposes, we impose certain restrictions on the ownership of our common stock. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

         We may offer the securities from time to time through public or private transactions, and in the case of our common stock, on or off the New York Stock Exchange, at prevailing market prices or at privately negotiated prices. Sales may be made directly to purchasers or to or through agents, broker-dealers or underwriters. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the agents or underwriters and any applicable fees, commissions or discounts.

         Our common stock is listed on the New York Stock Exchange under the symbol "EQY."

                               ------------------

 YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS CONTAINED IN THE SUPPLEMENT TO
             THIS PROSPECTUS BEFORE BUYING ANY OFFERED SECURITIES.

                               ------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                               ------------------

                  The date of this prospectus is _______, 2002.

                                TABLE OF CONTENTS

                                                                                                                 PAGE
Important Information About this Prospectus.......................................................................3

Forward Looking Information.......................................................................................3

Our Company.......................................................................................................5

Ratio of Earnings to Combined Fixed Charges and Preference Dividends..............................................5

Use of Proceeds...................................................................................................5

Description of Common and Preferred Stock.........................................................................6

Description of Depositary Shares.................................................................................14

Description of Debt Securities...................................................................................17

Description of Warrants..........................................................................................18

Material Federal Income Tax Considerations.......................................................................19

Plan of Distribution.............................................................................................32

Legal Matters....................................................................................................34

Experts..........................................................................................................34

Where You Can Find More Information..............................................................................34

Incorporation of Certain Documents by Reference..................................................................34

                   IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

         This prospectus is part of a "shelf" registration statement that we filed with the United States Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings. We may use the shelf registration statement to offer and sell up to a total of $250 million of our securities. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities offered. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading "Incorporation of Certain Documents by Reference" found on page 34.

         You should rely only on the information contained or incorporated by reference in this prospectus and the supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

         We will not use this prospectus to offer and sell securities unless it is accompanied by a supplement that more fully describes the securities being offered and the terms of the offering.

                           FORWARD-LOOKING INFORMATION

         Certain information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities and Exchange Act of 1934, as amended, or Exchange Act, and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of our company include:

         o our inability to identify properties to acquire or our inability to successfully integrate acquired properties and operations, including our inability to successfully integrate the business and operations of United Investors Realty Trust and Centrefund Realty (U.S.) Corporation which we acquired in the third quarter of 2001.

         o the effect of general economic downturns on demand for and rents from neighborhood and community shopping centers;

         o changes in tax laws or regulations, especially those relating to REITs and real estate in general;

         o  our failure to continue to qualify as a REIT under U.S. tax laws;

         o the number, frequency and duration of tenant vacancies that we experience;

         o the time and cost required to solicit new tenants and to obtain lease renewals from existing tenants on terms that are favorable to us;

         o  tenant bankruptcies and closings;

         o the general financial condition of, or possible mergers or acquisitions involving, our tenants;

         o competition from other real estate companies or from competing shopping centers or other commercial developments;

         o changes in interest rates and national and local economic conditions;

         o  the continued service of our senior executive officers;

         o  possible environmental liabilities;

         o  the availability, cost and terms of financing;

         o the time and cost required to identify, acquire, construct or develop additional properties that result in the returns anticipated or sought; and

         o the costs required to re-develop or renovate any of our current properties.

         You should also carefully consider any other factors contained in this prospectus or in any accompanying supplement, including the information incorporated by reference into this prospectus or into any accompanying supplement. You should pay particular attention to those factors discussed in any supplement under the heading "Risk Factors." You should not rely on the information contained in any forward-looking statements, and you should not expect us to update any forward-looking statements.

                                   OUR COMPANY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION AND DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS PROSPECTUS, ANY APPLICABLE PROSPECTUS SUPPLEMENT AND THE DOCUMENTS WE HAVE REFERRED YOU TO IN "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" ON PAGE 34 OF THIS PROSPECTUS FOR INFORMATION ABOUT US AND OUR FINANCIAL STATEMENTS.

         We are Equity One, Inc., a self-administered, self-managed REIT, that acquires, renovates, develops and manages community and neighborhood shopping centers anchored by national and regional supermarket chains. Our shopping centers are located primarily in metropolitan areas of Florida and Texas.

         We were established as a Maryland corporation in 1992 and have been operating as a REIT since 1995. As of January 1, 2002, our portfolio consists of 86 properties, encompassing 55 supermarket-anchored shopping centers, 6 drug store-anchored shopping centers, 18 other retail-anchored shopping centers, 5 commercial properties, 1 supermarket-anchored development and 1 drug store-anchored development, as well as interests in 3 joint ventures. These properties contain approximately 8.6 million square feet of gross leasable area.

         Since 1995, we have consistently elected to be treated as a REIT under the Internal Revenue Code during each tax year. To qualify as a REIT, we must satisfy various tests, including tests related to the source and amount of our income, the nature of our assets and our stock ownership. You should carefully read the section entitled "Material Federal Income Tax Considerations" in this prospectus and any applicable supplement relating to this prospectus for additional information regarding these tests.

         Our principal executive offices are located at 1696 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179, our telephone number is (305) 947-1664 and our facsimile number is (305) 947-1734.

                   RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                            AND PREFERENCE DIVIDENDS

         The following table sets forth our historical ratio of earnings to combined fixed charges and preference dividends for the periods indicated:

                                                                                    NINE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                              SEPTEMBER 31,
              --------------------------------------------------------------    ---------------------------
                 1996         1997         1998        1999        2000            2000          2001
              ------------ ------------ ----------- ----------- ------------    ------------ --------------

                 1.73         2.04         2.49        2.29        1.81            1.81          1.77

         For the purposes of computing the ratio of earnings to fixed charges and preference dividends, earnings were calculated using income before minority interests and adding back total fixed charges. Fixed charges consist of interest expensed and capitalized, minority interest in income of subsidiaries, recurring fees and amortization of capitalized costs related to indebtedness. There are no periods in which earnings were insufficient to cover combined fixed charges and preference dividends. Because we have never issued preferred stock, we have never paid any preference dividends.

                                 USE OF PROCEEDS

         Unless the applicable prospectus supplement states otherwise, we expect to use the net proceeds of the sale of these securities for general corporate purposes, which may include:

         o  acquiring properties as suitable opportunities arise;

         o developing, maintaining, expanding and approving properties in our portfolio;

         o  repayment of indebtedness outstanding at that time;

         o financing future acquisitions that we may from time to time consider; and

         o  general working capital.

         Any specific allocation of the net proceeds of an offering of shares to a specific purpose will be determined at the time of such offering and will be described in the related supplement to this prospectus.

                    DESCRIPTION OF COMMON AND PREFERRED STOCK

         The following summarizes certain material terms and provisions of our capital stock. It does not purport to be complete, however, and is qualified in its entirety by reference to Maryland law and by the actual terms and provisions contained in our articles of incorporation, or charter, and bylaws, each as amended and restated.

OVERVIEW

         Our charter authorizes our board of directors to issue 40,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Our board of directors may classify or reclassify any unissued shares of capital stock, common, preferred or otherwise, to provide for the issuance of capital stock in other classes or series of securities, to establish the number of shares of capital stock in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualification or term.

         As of the date of this prospectus, 28,891,499 shares of our common stock were outstanding and no shares of preferred stock were outstanding. Subject to the New York Stock Exchange rules which require stockholder approval for certain issuances of securities, we may issue, generally without stockholder approval, from time to time, in one or more series, shares of capital stock of any class or series, or securities or rights convertible into shares of capital stock of any class or series, for such consideration as our board of directors may deem advisable, subject to any applicable limitations or restrictions under Maryland law, our charter or bylaws.

         The following description sets forth certain general terms and provisions of our common and preferred stock to which a supplement to this prospectus may relate. The particular terms of the shares of common or preferred stock being offered and the extent to which the general provisions may apply will be described in the applicable supplement to this prospectus. If so indicated in the applicable supplement to this prospectus, the terms of any series of shares of capital stock may differ from the terms set forth below, except with respect to those terms required by our charter and bylaws.

 GENERAL DESCRIPTION OF OUR COMMON STOCK

         GENERAL. Subject to the provisions of our charter regarding ownership of shares of common stock in excess of the aggregate ownership limits, unless otherwise provided for in the applicable supplement to this prospectus, our shares of common stock have equal dividend, liquidation and other rights, and have no preference, appraisal or exchange rights. Holders of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

         DISTRIBUTIONS. Subject to any preferential rights of any outstanding shares of preferred stock and to the provisions of our charter regarding ownership of shares in excess of the aggregate stock ownership limit, our common stockholders are entitled to receive distributions, when and as authorized by our board of directors, out of legally available funds.

         VOTING RIGHTS. Each outstanding share of common stock entitles the holder to one vote on all matters presented to stockholders for a vote, including the election of directors. Except as provided in the terms of any other class or series of stock, the holders of common stock possess the exclusive voting power, subject to the provisions of our charter regarding the ownership of shares of common stock in excess of the aggregate stock ownership limit, or such other limit as provided in our charter or as otherwise permitted by the board of directors.

         LIQUIDATION RIGHTS. Subject to the right of any holders of preferred stock to receive preferential distributions, if we are liquidated, each outstanding share of common stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of ours.

         REGISTRAR AND TRANSFER AGENT. The registrar and transfer agent for our common stock is American Stock Transfer & Trust Company.

GENERAL DESCRIPTION OF PREFERRED STOCK

         GENERAL. Under our charter, the board of directors is authorized, subject to certain limitations prescribed by Maryland law and the New York Stock Exchange rules, without further stockholder approval, from time to time to issue up to an aggregate of 5,000,000 shares of preferred stock. The preferred stock may be issued in one or more series. Subject to the provisions of our charter regarding ownership of shares of common stock in excess of the aggregate stock ownership limits, each series may have different rights, preferences and designations and qualifications, limitations and restrictions that may be established by our board of directors without approval from the stockholders. Unless provided in a supplement to this prospectus, the shares of preferred stock to be issued will have no preemptive rights. Reference is made to any supplement to this prospectus relating to the preferred stock offered thereby for specific items, including:

         o number of shares of preferred stock to be issued and the offering price of such preferred stock;

         o  the title and stated value of such preferred stock;

         o  dividend rights;

         o dividend rates, periods, or payment dates, or methods of calculation of dividends applicable to such preferred stock;

         o the date from which distributions on such preferred stock shall accumulate, if applicable;

         o right to convert the preferred stock into a different type of security;

         o  voting rights attributable to the preferred stock;

         o rights and preferences upon our liquidation or winding up of our affairs;

         o  terms of redemption;

         o the procedures for any auction and remarketing, if any, for such preferred stock;

         o  the provisions for a sinking fund, if any, for such preferred stock;

         o  any listing of such preferred stock on any securities exchange;

         o the terms and conditions, if applicable, upon which such preferred stock will be convertible into common stock, including the conversion price (or manner of calculation thereof);

         o a discussion of federal income tax considerations applicable to such preferred stock;

         o the relative ranking and preferences of such preferred stock as to distribution rights (including whether any liquidation preference as to the preferred stock will be treated as a liability for purposes of determining the availability of assets for distributions to holders of stock ranking junior to the shares of preferred stock as to distribution rights);

         o any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to distribution rights and rights upon the liquidation, dissolution or winding up of our affairs; and

         o any other specific terms, preferences, rights, limitations or restrictions of such preferred stock.

         RANK. Unless otherwise indicated in the applicable supplement to this prospectus, shares of our preferred stock will rank, with respect to payment of distributions and rights upon our liquidation, dissolution or winding up, and allocation of our earnings and losses:

         o senior to all classes or series of common stock, and to all equity securities ranking junior to such preferred stock;

         o on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock; and

         o junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the preferred stock.

         DISTRIBUTIONS. Subject to any preferential rights of any outstanding stock or series of stock and to the provisions of our charter regarding ownership of shares of common stock in excess of the aggregate ownership limits, our preferred stockholders are entitled to receive distributions, when and as authorized by our board of directors, out of legally available funds, and share pro rata based on the number of preferred shares, common stock and other parity equity securities outstanding.

         VOTING RIGHTS. Unless otherwise indicated in the applicable supplement to this prospectus, holders of our preferred stock will not have any voting rights.

         LIQUIDATION PREFERENCE. Upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of stock ranking junior to the preferred stock in our distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of preferred stock are entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable supplement to this prospectus), plus an amount, if applicable, equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such preferred stock do not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. In the event that, upon our voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred stock and the corresponding amounts payable on all of our stock of other classes or series of equity security ranking on a parity with the preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of our preferred stock and all other such classes or series of equity security shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

         If the liquidating distributions are made in full to all holders of preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of equity security ranking junior to the preferred stock upon our liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares of stock.

         CONVERSION RIGHTS. The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into other securities will be set forth in the applicable supplement to this prospectus. Such terms will include the amount and type of security into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred stock.

         REDEMPTION. If so provided in the applicable supplement to this prospectus, our preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such supplement to this prospectus.

         REGISTRAR AND TRANSFER AGENT. The registrar and transfer agent for our preferred stock will be set forth in the applicable supplement to this prospectus.

         If our board of directors decides to issue any preferred stock, it may discourage or make more difficult a merger, tender offer, business combination or proxy contest, assumption of control by a holder of a large block of our securities or the removal of incumbent management, even if these events were favorable to the interests of stockholders. The board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights and dividend and liquidation preferences which may adversely affect the holders of common stock.

REIT OWNERSHIP LIMITATIONS

         For us to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of our outstanding shares of capital stock, common or preferred, may be owned, actually or constructively, by five or fewer "individuals," which, as defined in the Internal Revenue Code for this purpose, includes some entities. In addition, if we, or an actual or constructive owner of 10% or more of our shares of our capital stock, own, actually or constructively, 10% or more of one of our tenants, then the rent received by us from that "related party tenant" will not be qualifying income for purposes of determining whether we meet the requirements for qualification as a REIT under the Internal Revenue Code unless the tenant is a taxable REIT subsidiary and specified requirements are met. A REIT's shares also must be beneficially owned by 100 or more persons.

         As a means of addressing these requirements, our charter provides that, subject to exceptions, no person may own, or be deemed to own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 9.9%, in value or number of shares of our capital stock, whichever is more restrictive, of the aggregate outstanding shares of stock of any class or series of stock. Under our charter, the board of directors may increase the ownership limit with respect to any class or series of shares of capital stock. In addition, our board of directors, in its sole discretion, may exempt a person from the ownership limits and may establish a new limit applicable to that person if such person submits to the board of directors such representations and undertakings that demonstrate, to the reasonable satisfaction of the board, that such ownership would not jeopardize our status as a REIT under the Internal Revenue Code. Our charter further prohibits any person from transferring any of our common or preferred shares of stock if the transfer would result in our shares of capital stock being owned by fewer than 100 persons or otherwise would cause us not to qualify as a REIT.

         If any transfer of shares of capital stock or any other event would otherwise result in any person violating the ownership limits, then our charter provides that the transfer will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares of capital stock that exceeds the ownership limits and the prohibited transferee would not acquire any right or interest in the shares. The shares transferred in violation of the ownership limit instead would be transferred automatically to a charitable trust, the beneficiary of which would be a qualified charitable organization selected by us. If the transfer to the charitable trust of the shares that were transferred in violation of the ownership limit is not automatically effective for any reason, then the transfer that resulted in the violation of the ownership limit would be void.

         The trustee of the charitable trust would be required to sell the shares of capital stock transferred in violation of the ownership limit to a person or entity who could own the shares of stock without violating the ownership limit, and to distribute to the prohibited transferee an amount equal to the lesser of the price paid by such person for the shares of stock transferred in violation of the ownership limit or the sales proceeds received by the charitable trust for the shares. In the case of a transfer for no consideration, such as a gift, the charitable trustee would be required to sell the shares of stock to a qualified person or entity and distribute to the prohibited transferee an amount equal to the lesser of the fair market value of the shares of stock as of the date of the prohibited transfer or the sales proceeds received by the charitable trust.

         Under our charter, we, or our designee, would have the right to purchase the shares from the charitable trust at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer of the shares to the charitable trust, or, in the case of a devise or gift, the market price at the time of such devise or gift, and the market price of such shares on the date we, or our designee, were to agree to purchase the shares. Any proceeds derived from the sale of the shares of capital stock in excess of the amount distributed to the prohibited transferee under these provisions would be distributed to the beneficiary of the charitable trust. The charitable trustee will have the sole right to vote the shares of capital stock that it holds, and any distributions paid on shares held by the charitable trustee would be paid to the beneficiary of the charitable trust.

         All persons or entities who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5% (or such lower percentage as required by the U.S. tax code or tax regulations) of the outstanding shares of our capital stock must give a written notice to us by January 30 of each year stating the name and address of such owner, the number of shares of our capital stock owned and a description of the manner in which such shares of capital stock are held. In addition, each holder of shares of our capital stock subject to the foregoing ownership requirement shall provide us with such additional information as we may request in order to determine the effect, if any, of such ownership on our status as a REIT and to ensure compliance with the ownership limit discussed above. Finally, each beneficial owner of shares of our capital stock and each person (including the stockholder of record) who is holding shares of our stock as a nominee for a beneficial owner must provide us with such information as we may request, in good faith, in order to determine its status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

         The foregoing restrictions on ownership and transferability would not apply if our board of directors were to determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT under the Internal Revenue Code.

ANTI-TAKEOVER EFFECTS OF MARYLAND LAW

         STATUTORY TAKEOVER PROVISIONS. Maryland law provides protection for Maryland corporations against unsolicited takeovers by protecting the board of directors with regard to actions taken in a takeover context. The Maryland General Corporation Law provides that the duties of directors will not require them to:

         o accept, recommend, or respond to any proposal by a person seeking to acquire control;

         o make a determination under the Maryland Business Combination Statute or the Control Share Acquisition Statute, as described below;

         o elect to be subject to any or all of the "elective provisions" described below; or

         o  act or fail to act solely because of:

            - the effect the act or failure to act may have on an acquisition or potential acquisition of control; or

            - the amount or type of consideration that may be offered or paid to stockholders in an acquisition.

         Under Maryland law, there is also a presumption that the act of a director satisfies the required standard of care. In the case of a Maryland corporation, a director must perform his or her duties in good faith, in a manner the director believes is in the best interests of the corporation and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, an act of a director relating to or affecting an acquisition or a potential acquisition of control is not subject under Maryland law to a higher duty or greater scrutiny than is applied to any other act of a director. This provision creates a Maryland rule which is less exacting than case law in many other jurisdictions which imposes an enhanced level of scrutiny when a board implements anti-takeover measures in a change of control context, and shifts the burden of proof to directors to show that the defensive mechanism adopted by a board is reasonable in relation to the threat posed.

         Maryland legislation enacted in 1999 allows publicly held Maryland corporations to elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a Maryland corporation in its charter or bylaws or by resolution adopted by the board of directors so long as the corporation has at least three directors who, at the time of electing to be subject to the provisions, are not:

         o  persons seeking to acquire control of the corporation;

         o directors, officers, affiliates or associates of any person seeking to acquire control; or

         o nominated or designated as directors by a person seeking to acquire control.

         Articles supplementary must be filed with the Maryland State Department of Assessments and Taxation if a Maryland corporation elects to be subject to any or all of the provisions by board resolution or bylaw amendment. Stockholder approval is not required for the filing of articles supplementary.

         The Maryland legislation provides that a corporation can elect to be subject to all or any portion of the following provisions notwithstanding any contrary provisions contained in the corporation's existing charter or bylaws:

         o CLASSIFIED BOARD: The corporation may divide its board into three classes which, to the extent possible, will have the same number of directors, the terms of which will expire at the third annual meeting of stockholders after the election of each such class;

         o TWO-THIRDS STOCKHOLDER VOTE TO REMOVE DIRECTORS ONLY FOR CAUSE: The stockholders may remove any director, as applicable, only by the affirmative vote of at least two-thirds of all the votes entitled to be cast by the stockholders generally in the election of directors, but a director may not be removed without cause;

         o SIZE OF BOARD FIXED BY VOTE OF BOARD: The number of directors, as applicable, will be fixed only by resolution of the board;

         o  BOARD VACANCIES FILLED BY THE BOARD FOR THE REMAINING TERM:
            Vacancies that result from an increase in the size of the board, or the death, resignation, or removal of a trustee or director, may be filled only by the affirmative vote of a majority of the remaining directors even if they do not constitute a quorum. Directors elected to fill vacancies shall hold office for the remainder of the full term of the class of trustees or directors in which the vacancy occurred, as opposed to until the next annual meeting of stockholders, and until a successor is elected and qualifies; and

         o STOCKHOLDER CALLS OF SPECIAL MEETINGS: Special meetings of stockholders shall be called by the secretary of the corporation only upon the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

         Although we have not specifically elected to be governed by the 1999 legislation, our charter and bylaws, as applicable, contain provisions that are similar to those listed above. See "Provisions of our Charter and Bylaws that May Prevent Takeovers" below.

         BUSINESS COMBINATIONS WITH INTERESTED SECURITYHOLDERS. The Maryland Business Combination Act provides that, unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuances of shares and other specified transactions, with an "interested stockholder" or its affiliates, for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, unless specified "price criteria" and other standards are met or an exemption is available, a business combination with an interested stockholder or its affiliates must be recommended by the board of directors and approved by (i) at least 80% of the outstanding voting shares and (ii) at least two-thirds of the outstanding voting shares, other than voting shares held by the interested stockholder or any of its affiliates. Under the statute, an "interested stockholder" generally is defined to mean a person or group which owns beneficially, directly or indirectly, 10% or more of the outstanding voting shares of the corporation or an affiliate or an associate of the corporation who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation. These requirements do not apply to a business combination with an interested stockholder or its affiliates if approved by the board of directors before the time the interested stockholder first became an interested stockholder.

         By resolution of our board of directors, we have exempted business combinations between us and any of our officers or directors or any affiliate of its officers or directors. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to transactions effected with these stockholders.

         The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer with respect to business combinations.

         CONTROL SHARE ACQUISITIONS. The Maryland Control Share Acquisition Act provides that shares of a Maryland corporation that are acquired in a "control share acquisition," which is defined as the acquisition of shares comprising one-tenth, one-third or a majority of all voting shares, have no voting rights except:

         o if approved by the stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all "interested shares"; or

         o if the acquisition of the shares has been approved or exempted at any time before the acquisition of the shares.

         Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

         A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholder meeting.

         If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholder meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

         The Maryland Control Share Acquisition Act is applicable to a publicly traded Maryland corporation unless its charter or bylaws specifically provides that it shall be inapplicable. Our bylaws contain a provision exempting us from the control share acquisition act. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

         MERGERS, CONSOLIDATIONS, AND SALE OF ASSETS. Under Maryland law, a proposed consolidation, merger, share exchange or transfer of assets must be approved by the affirmative vote of two-thirds of all the votes entitled to vote on the matter, unless a greater or lesser proportion of votes (but not less than a majority of all votes entitled to be cast) is specified in the charter. Our charter reduces the vote requirement to a majority of the votes entitled to be cast.

         However, approval of a merger by stockholders is not required if:

         o the merger does not reclassify or change the terms of any class or series of stock that is outstanding immediately before the merger becomes effective or otherwise require the amendment to the corporation's charter; and

         o the number of shares of stock of such class or series outstanding immediately after the effective time of the merger does not increase by more than 20% of the number of shares of the class or series of stock that is outstanding immediately before the merger becomes effective, or there is no stock outstanding or subscribed for and entitled to be voted on the merger.

         Under these circumstances, a majority vote of the entire board of directors is sufficient for approval.

PROVISIONS OF OUR CHARTER AND BYLAWS THAT MAY PREVENT TAKEOVERS

         Our charter and our bylaws contain provisions that may delay, defer or prevent a change in control of us and make removal of our management more difficult.

         CLASSIFICATION OF THE BOARD. Maryland law permits a Maryland corporation to divide its board of directors into classes with staggered terms of office so long as the term of office of at least one class expires each year. Our bylaws divide the board of directors into three classes, as nearly equal in number as possible, with classes being elected to three-year terms on a rotating basis.

         NUMBER OF DIRECTORS; REMOVAL OF DIRECTORS; VACANCIES. Our charter and bylaws provide that the board of directors may increase or decrease the number of directors provided that the number thereof shall never be less than the minimum number required by Maryland law nor more than 15.

         Pursuant to our charter, subject to the rights of one or more classes or series of preferred stock to elect or remove one or more directors, any and all directors may be removed from office at any time, but only for cause, and by an affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. Our charter defines "cause" to mean, with respect to any particular director, the conviction of a felony or a final judgment of a court of competent jurisdiction holding that the director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.

         Under our bylaws, any vacancy on the board of directors for any cause other than an increase in the number of directors shall be filled by a majority of the remaining directors, even if such majority is less than a quorum. Any vacancy on the board of directors created by an increase in the number of directors may be filled by a majority vote of the entire board of directors. Any individual so elected as a director shall hold office until the next annual meeting of stockholders and until his successor is elected and qualifies.

         STOCKHOLDER REQUESTED SPECIAL MEETINGS. Our bylaws provide that special meetings of stockholders may be called by the board of directors, the president or the chief executive officer. Special meetings of the stockholders may also be called by the secretary of the corporation upon the written request of the holders of shares entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.

         STOCKHOLDER ACTION BY WRITTEN CONSENT. Although Maryland law provides for stockholder action by unanimous written consent, our bylaws do not permit stockholder action by written consent.

         ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER NEW BUSINESS PROPOSALS. Our bylaws require advance written notice for stockholders to nominate a director or bring other business before a meeting of stockholders.

         For an annual meeting, a stockholder must deliver notice to our secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the preceding year's annual meeting. However, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the applicable anniversary date of the prior year's annual meeting, or the meeting is a special meeting of stockholders at which directors will be elected, notice of a director nomination by a stockholder must be given not earlier than the close of business on the 90th day before the meeting and not later than the close of business on the later of the 60th day before the meeting or the tenth day following the day on which we first made a public announcement of the date of the meeting.

         Our bylaws contain detailed requirements for the contents of stockholder notices of director nominations and new business proposals.

         The foregoing provisions, together with the ability of the board of directors to issue preferred stock without further stockholder action, may delay or frustrate the removal of incumbent directors or the completion of transactions that would be beneficial, in the short term, to our stockholders. The provisions may also discourage or make more difficult a merger, tender offer, other business combination or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management, even if these events would be favorable to the interests of our stockholders.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

         We may issue depositary shares, each of which will represent a fractional interest of a share of a particular class or series of our preferred stock, as specified in the applicable prospectus supplement which will more fully describe the terms of those depositary shares. Shares of a class or series of preferred stock represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named therein and the holders from time to time of the depositary receipts issued by the preferred stock depositary which will evidence the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of preferred stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the class or series of preferred stock represented by those depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

         The depositary shares to be issued will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of a class or series of preferred stock by us to the preferred stock depositary, we will cause the preferred stock depositary to issue, on our behalf, the depositary receipts. The following description of the depositary shares, and any description of the depositary shares in a prospectus supplement, may not be complete and is subject to, and qualified in its entirety by reference to, the underlying deposit agreement and the depositary receipt, which we will file with the SEC at or prior to the time of the sale of the depositary shares. You should refer to, and read this summary together with, the deposit agreement and related depositary receipt. You can obtain copies of any form of deposit agreement or other agreement pursuant to which the depositary shares are issued by following the directions described under the caption "Where You Can Find More Information."

DIVIDENDS AND OTHER DISTRIBUTIONS

         The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of a class or series of preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of those depositary receipts owned by those holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

         In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary, unless the preferred stock depositary determines that it is not feasible to make that distribution, in which case the preferred stock depositary may, with our approval, sell that property and distribute the net proceeds from that sale to those holders.

WITHDRAWAL OF PREFERRED STOCK

         Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless the related depositary shares have previously been called for redemption or converted into excess preferred stock or otherwise), the holders thereof will be entitled to delivery at that office, to or upon that holder's order, of the number of whole or fractional shares of the class or series of preferred stock and any money or other property represented by the depositary shares evidenced by those depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related class or series of preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of those shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

REDEMPTION OF DEPOSITARY SHARES

         Whenever we redeem shares of a class or series of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing shares of the class or series of preferred stock so redeemed, provided we shall have paid in full to the preferred stock depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to that class or series of preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us that will not result in the issuance of any excess preferred stock.

         From and after the date fixed for redemption, all dividends in respect of the shares of a class or series of preferred stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon their redemption and any money or other property to which the holders of those depositary receipts were entitled upon their redemption and surrender thereof to the preferred stock depositary.

VOTING

         Upon receipt of notice of any meeting at which the holders of a class or series of preferred stock deposited with the preferred stock depositary are entitled to vote, the preferred stock depositary will mail the information contained in that notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent that class or series of preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for that class or series of preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by that holder's depositary shares. The preferred stock depositary will vote the amount of that class or series of preferred stock represented by those depositary shares in accordance with those instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of that class or series of preferred stock represented by those depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing those depositary shares. The preferred stock depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote made, as long as that action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred stock depositary.

LIQUIDATION PREFERENCE

         In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by that depositary receipt, as set forth in the applicable prospectus supplement.

CONVERSION

         The depositary shares will not be convertible directly into our common stock or any other of our securities or property, except in connection with exchanges to preserve our status as a REIT. Holders of depositary receipts evidencing convertible preferred stock may surrender the depositary receipts to the depositary with instructions directing us to convert the class or series of preferred stock represented by the related depositary shares into whole shares of common stock, other shares of a class or series of preferred stock or other securities if specified in the prospectus supplement relating to the offering of the depositary shares. When we receive these instructions, and the payment of any applicable fees, we will convert or exchange the preferred stock using the same procedures as we use for the delivery of preferred stock. If a holder is converting only part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted. We will not issue any fractional shares of our common stock upon conversion, and if a conversion would result in a fractional share being issued, we will pay in cash an amount equal to the value of the fractional interest based upon the closing price of our common stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

         The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related class or series of preferred stock will not be effective unless that amendment has been approved by the existing holders of at least two thirds of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related class or series of preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any of those types of amendments becomes effective shall be deemed, by continuing to hold that depositary receipt, to consent and agree to that amendment and to be bound by the deposit agreement as amended thereby.

         We may terminate the deposit agreement upon not less than 30 days' prior written notice to the preferred stock depositary if:

         o  such termination is necessary to preserve our status as a REIT, or

         o a majority of each class or series of preferred stock subject to that deposit agreement consents to that termination, whereupon the preferred stock depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by that holder, that number of whole or fractional shares of each class or series of preferred stock as are represented by the depositary shares evidenced by those depositary receipts together with any other property held by the preferred stock depositary with respect to those depositary receipts.

         If the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list each class or series of preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if:

         o all outstanding depositary shares issued thereunder shall have been redeemed,

         o there shall have been a final distribution in respect of each class or series of preferred stock subject to that deposit agreement in connection with our liquidation, dissolution or winding up and that distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing that class or series of preferred stock, or

         o each share of preferred stock subject to that deposit agreement shall have been converted into our stock not so represented by depositary shares.

CHARGES OF PREFERRED STOCK DEPOSITARY

         We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by those holders to be performed which are outside of those expressly provided for in the deposit agreement.

RESIGNATION AND REMOVAL OF PREFERRED STOCK DEPOSITARY

         The preferred stock depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the preferred stock depositary, that resignation or removal to take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

         The preferred stock depositary will forward to holders of depositary receipts any reports and communications from us which are received by it with respect to the related preferred stock.

         Neither we nor the preferred stock depositary will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. Our obligations and those of the preferred stock depositary under the deposit agreement will be limited to performing our respective duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of a class or series of preferred stock represented by the depositary shares), gross negligence or willful misconduct, and neither we nor the preferred stock depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of a class or series of preferred stock represented thereby unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of a class or series of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give that information, and on documents believed in good faith to be genuine and signed by a proper party.

         In the event the preferred stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary shall be entitled to act on those claims, requests or instructions received from us.

                         DESCRIPTION OF DEBT SECURITIES

         The applicable prospectus supplement will describe the terms of debt securities offered by that prospectus supplement. If we issue any debt securities, we will file the form of indenture or other agreement pursuant to which the securities are issued as an exhibit to the registration statement and you should read these documents for provisions that may be important to you. You can obtain copies of any form of indenture or other agreement pursuant to which the debt securities are issued by following the directions described under the caption "Where You Can Find More Information."

         Any prospectus supplement offering debt securities will furnish the following information with respect to the debt securities offered thereby:

         o  the title of the securities;

         o  the principal amount being offered;

         o a description of provisions with respect to maturity, interest, conversion, redemption, amortization, sinking fund or retirement;

         o a description of provisions with respect to the kind and priority of any lien securing the debt securities and a brief identification of the property subject to the lien;

         o a description of provisions with respect to subordination of the rights of holders of the debt securities to our other security holders and creditors;

         o a description of provisions restricting the declaration of dividends or requiring the maintenance of any asset ratio or the creation or maintenance of reserves, as well as other affirmative and negative covenants;

         o a description of provisions restricting the incurrence of additional debt or the issuance of additional securities;

         o a description of the general types of events that would constitute a default under the debt securities offered;

         o a description of provisions relating to the modification of the terms of the debt security or the rights of security holders;

         o if the debt securities are offered at original issue discount, a general description of the tax effects thereof; and

         o the name of any trustee and the nature of any material relationship between us and the trustee, the percentage of securities of the class necessary to require the trustee to take action, and what indemnification the trustee may require before proceeding to enforce the lien.

                             DESCRIPTION OF WARRANTS

         The following summary describes generally the terms of warrants that we may offer from time to time in one or more series. The specific terms of a series of warrants will be described in the applicable prospectus supplement relating to that series of warrants along with any general provisions applicable to that series of warrants. The following description of the warrants, and any description of the warrants in a prospectus supplement, may not be complete and is subject to, and qualified in its entirety by reference to, the underlying warrant agreement, which we will file with the SEC at or prior to the time of the sale of the warrants. You should refer to, and read this summary together with, the warrant agreement and the applicable prospectus supplement to review the terms of a particular series of our common or preferred stock that may be important to you. You can obtain copies of any form of warrant agreement or other agreement pursuant to which the warrants are issued by following the directions described under the caption "Where You Can Find More Information."

         We may issue warrants to purchase depositary shares, debt securities, shares of our common stock or preferred stock, or any combination of those securities. We may issue warrants independently or together with any other securities, and the warrants may be attached to, or separate from, any other securities. Each series of warrants to be issued will be issued under a separate warrant agreement between us and a warrant agent specified in the related prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a series and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of the warrants.

         The applicable prospectus supplement will describe the terms of any warrants, including the following:

         o  the title of the warrants;

         o  the total number of warrants;

         o  the price or prices at which the warrants will be issued and sold;

         o the currency or currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

         o the designation and terms of the securities purchasable upon exercise of the warrants;

         o the price at which, and the currency or currencies, including composite currencies or currency units, in which the securities purchasable upon exercise of the warrants may be purchased;

         o the date on which the right to exercise the warrants shall commence and the date on which that right will expire;

         o whether the warrants will be issued in registered form or bearer form;

         o if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

         o if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

         o  information with respect to book-entry procedures, if any;

         o if applicable, a summary of the United States federal income tax considerations; and

         o any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants, including restrictions directed at maintaining our REIT status.

         Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the respective underlying securities purchasable upon exercise of the warrants.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

         The following is a general summary of material federal income tax considerations applicable to us and our security holders and our election to be taxed as a REIT. It is not tax advice. The summary is not intended to represent a detailed description of the federal income tax consequences applicable to a particular stockholder or security holder in view of any person's particular circumstances nor is it intended to represent a detailed description of the federal income tax consequences applicable to stockholders subject to special treatment under the federal income tax laws, like insurance companies, tax-exempt organizations, financial institutions and securities broker-dealers.

         The sections of the Internal Revenue Code, or the Code, relating to the qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its security holders. The information in this section is based on the Code; current, temporary and proposed Treasury regulations promulgated under the Code; the legislative history of the Code; current administrative interpretations and practices of the Internal Revenue Service, or IRS; and court decisions, in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings which are not binding on the IRS, except with respect to the particular taxpayers who requested and received these rulings.

Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. Except as described below, we have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or if challenged, will not be sustained by a court.

         You are urged to consult your own tax adviser regarding the federal, state, local, foreign and other tax consequences to you of the purchase, ownership and sale of our securities, and our election to be taxed as a REIT.

TAXATION OF THE COMPANY AS A REIT

         GENERAL. We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year beginning January 1, 1995. We believe we have been organized and have operated in a manner that allows us to qualify for taxation as a REIT under the Code commencing with our taxable year beginning January 1, 1995. We intend to continue to operate in this manner, but there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT.

         As a condition to the closing of each offering of the securities offered by this prospectus, other than offerings of medium term notes and as otherwise specified in the applicable prospectus supplement, our tax counsel will render an opinion to the underwriters of that offering to the effect that, commencing with our taxable year which began January 1, 1995, we have been organized in conformity with the requirements for qualification as a REIT, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and representations to be made by us as to factual matters, including representations to be made in a factual certificate to be provided by one of our officers. Our tax counsel will have no obligation to update its opinion subsequent to its date. In addition, this opinion will be based upon our factual representations set forth in this prospectus and set forth in the applicable prospectus supplement. Moreover, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by our tax counsel. Accordingly, no assurance can be given that our actual results of operation of any particular taxable year will satisfy those requirements. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

         If we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" that generally results from investment in a regular corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. We will be required to pay federal income tax, however, as follows:

         o We will be required to pay tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

         o We may be required to pay the "alternative minimum tax" on our items of tax preference.

         o If we have (1) net income from the sale or other disposition of foreclosure property that is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property, we will be required to pay tax at the highest corporate rates on that income. Foreclosure property is generally defined as property acquired by foreclosure or after a default on a loan secured by the property or a lease of the property.

         o We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

         o If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT, we will be required to pay a 100% tax on an amount equal to (1) the gross income attributable to the greater of
            (a) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below and (b) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by (2) a fraction intended to reflect our profitability.

         o If we fail to distribute during each calendar year at least the sum of (1) 85% of our real estate investment trust ordinary income for that taxable year, (2) 95% of our real estate investment trust capital gain net income for that year and (3) any undistributed taxable income from prior periods, we will be required to pay a 4% excise tax on the excess of that required distribution over the amounts actually distributed.

         o If we acquire any asset from a corporation that is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten year period beginning on the date we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on that gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date we acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate level tax. In addition, if we recognize gain on the disposition of any asset during the ten year period beginning on the first day of the first taxable year for which we qualified as a REIT and we held the asset on the first day of that period, then we will be required to pay tax at the highest regular corporate tax rate on that gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the first day of the first taxable year for which we qualified as a REIT. The rules described in this paragraph with respect to the recognition of gain assume that we have made and, if required, will make a timely election under the relevant Treasury regulations with respect to assets acquired from a C corporation that have a carryover basis and assets that we owned on the first day of the first taxable year for which we qualified as a REIT. We have timely filed the election provided by the relevant Treasury regulations, and we intend to timely file all other similar elections.

         REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association:

                  (1)      that is managed by one or more trustees or directors,

                  (2) that issues transferable shares or transferable certificates to evidence beneficial ownership,

                  (3) that would be taxable as a domestic corporation but for Sections 856 through 860 of the Code,

                  (4) that is not a financial institution or an insurance company within the meaning of the Code,

                  (5)      that is beneficially owned by 100 or more persons,

                  (6) not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year, and

                  (7) that meets other tests, described below, regarding the nature of its income, assets and the amount of its distribution.

         The Code provides that conditions (1) to (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust. For purposes of condition (6), pension funds and other specified tax-exempt entities are generally treated as individuals, except that a "look-through" exception applies to pension funds.

         We have satisfied condition (5) and believe that we have issued sufficient shares to allow us to satisfy condition (6). In addition, our charter provides, and the articles supplementary for any series of preferred stock will provide, for restrictions regarding ownership and transfer of our stock, which restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. The ownership and transfer restrictions pertaining generally to our common stock and preferred stock are described in "Description of Common and Preferred Stock--REIT Ownership Limitations" or, to the extent those restrictions differ from those described in this prospectus, those restrictions will be described in the applicable prospectus supplement. There can be no assurance, however, that those transfer restrictions in all cases will prevent a violation of the stock ownership provisions described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in the applicable Treasury regulations requiring us to attempt to ascertain the actual ownership of our shares, and we do not know, and would not have known through the exercise of reasonable diligence, that we failed to meet the requirement set forth in condition (6) above, we will be treated as having met that requirement. In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. We have a calendar year.

         OWNERSHIP OF QUALIFIED REIT SUBSIDIARIES AND INTERESTS IN PARTNERSHIPS. We own and operate a number of properties through subsidiaries. Section 856(i) of the Code provides that a corporation that is a "qualified REIT subsidiary" will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction, and credit of a "qualified REIT subsidiary" will be treated as assets, liabilities and items of the REIT. Thus, in applying the requirements described herein, our "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction, and credit of those subsidiaries will be treated as our assets, liabilities and items. We have received a ruling from the IRS to the effect that each of the subsidiaries we owned on January 1, 1995, the effective date of our REIT election, was a qualified REIT subidiary. Moreover, with respect to each of our subsidiaries formed after January 1, 1995 and before January 1, 1998, we have owned 100% of the stock of that subsidiary at all times during the period that subsidiary has been in existence. For taxable years beginning on or after January 1, 1998, any corporation wholly owned by a REIT is permitted to be treated as a "qualified REIT subsidiary" regardless of whether that subsidiary has always been owned by the REIT. Therefore, all of our subsidiaries are "qualified REIT subsidiaries" within the meaning of the Code.

         Treasury Regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership. Also, we will be deemed to be entitled to the income of the partnership attributable to our proportionate share of the income of the partnership. The character of the assets and gross income of the partnership will retain the same character in our hands for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests described below. The treatment described above also applies with respect to the ownership of interests in limited liability companies that are treated as partnerships. Thus, our proportionate share of the assets, liabilities and items of income of the partnerships and limited liability companies that are treated as partnerships in which we are a partner or a member, respectively, will be treated as our assets, liabilities and items of income for purposes of applying the requirements described in this prospectus.

         INCOME TESTS. We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

            o First, each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (a) investments relating to real property or mortgages on real property, including rents from real property and, in some circumstances, interest or (b) some type of temporary investments.

            o Second, each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the real property investments described above,

                  (b) dividends, interest and gain from the sale or disposition of stock or securities or (c) from any combination of the foregoing.

         For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

         Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

            o First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

            o Second, we, or an actual or constructive owner of 10% or more of our stock, does not actually or constructively own 10% or more of the interests in the tenant.

            o Third, rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as "rents from real property."

            o Finally, we generally must not operate or manage our property or furnish or render services to our tenants, subject to a 1% DE MINIMIS exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. In addition, we may employ a taxable REIT subsidiary that may be wholly or partially owned by us to provide both customary and noncustomary services to our tenants without causing the rent we receive from those tenants to fail to qualify as "rents from real property."

         We generally do not intend to receive rent that fails to satisfy any of the above conditions. Notwithstanding the foregoing, we may have taken and may continue to take some of the actions set forth above to the extent those actions will not, based on the advice of our tax counsel, jeopardize our status as a REIT.

         If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT if we are entitled to relief under the Code. Generally, we may avail ourselves of the relief provisions if:

            o our failure was due to reasonable cause and not willful neglect,

            o we attach a schedule of the sources of our income to our federal income tax return, and

            o any incorrect information on the schedule was not due to fraud with intent to evade tax.

         It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above under "--General," even if these relief provisions apply, a 100% tax would be imposed with respect to our non-qualifying income.

         PROHIBITED TRANSACTION INCOME. Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. That prohibited transaction income may also have an adverse effect on our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. We hold our properties for investment with a view to long-term appreciation, we are engaged in the business of acquiring, developing, owning and operating our properties and we make occasional sales of properties consistent with our investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of those sales is subject to the 100% penalty tax.

         ASSET TESTS. At the close of each quarter of our taxable year, we also must satisfy the following tests relating to the nature and diversification of our assets.

            o First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a long-term public debt offering with a term of at least five years, but only for the one-year period beginning on the date we receive the proceeds.

            o Second, not more than 25% of our total assets may be represented by securities other than those includible in the 75% asset test.

            o Third, for taxable years ending on or before December 31, 2000, of the investments included in the 25% asset class, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets, and we may not own more than 10% of any one issuer's outstanding voting securities.

            o     Finally, for taxable years beginning after December 31, 2000,
                  (a) not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries, and (b) except for the securities of a taxable REIT subsidiary and securities included in the 75% asset test,
                  (i) not more than 5% of the value of our assets may be represented by securities of any one issuer, (ii) we may not own more than 10% of any one issuer's outstanding voting securities and (iii) we may not own more than 10% of the value of any one issuer's securities. For purposes of the 10% value test, securities do not include straight debt that we own if
                  (x) the issuer is an individual, (y) neither we nor any of our taxable REIT subsidiaries owns any security of the issuer other than straight debt or (z) the issuer is a partnership, and we own at least a 20% profits interest in the partnership. Straight debt is any written unconditional promise to pay on demand or on a specified date a fixed amount of money if the interest rate and interest payment dates are not contingent on profits, the borrower's discretion or similar factors, and the debt is not convertible, directly or indirectly, into stock.

         We currently have numerous direct and indirect wholly-owned subsidiaries. As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT is prohibited unless that subsidiary is a taxable REIT subsidiary. However, if our subsidiaries are "qualified REIT subsidiaries" as defined in the Code, those subsidiaries will not be treated as separate corporations for federal income tax purposes. Thus, our ownership of stock of a "qualified REIT subsidiary" will not cause us to fail the asset tests.

         After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by the disposition of sufficient nonqualifying assets within 30 days after the close of the quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take those other actions within 30 days after the close of any quarter that may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within that time period, we would cease to qualify as a REIT.

         TAXABLE REIT SUBSIDIARY. As discussed above, for taxable years beginning after December 31, 2000, a REIT may own more than 10% of the voting securities of an issuer or 10% or more of the value of the securities of an issuer if the issuer is a taxable REIT subsidiary of the REIT. A corporation qualifies as a taxable REIT subsidiary of a REIT if the corporation jointly elects with the REIT to be treated as a taxable REIT subsidiary of the REIT. Dividends from a taxable REIT subsidiary will be nonqualifying income for purposes of the 75%, but not the

95%, gross income test. Other than certain activities relating to lodging and health care facilities, a taxable REIT subsidiary generally may engage in any business, including the provision of customary or noncustomary services to tenants of its parent REIT.

         Sections of the Code that apply to taxable years beginning after December 31, 2000 and that generally are intended to ensure that transactions between a REIT and its taxable REIT subsidiary occur at arm's length and on commercially reasonable terms, include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent REIT if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level and debt to equity ratio. In some cases, these sections of the Code impose a 100% tax on a REIT if its rental, service and/or other agreements with its taxable REIT subsidiaries are not on arm's length terms.

         We do not own stock in any corporation for which an election has been made to treat the corporation as a taxable REIT subsidiary.

         ANNUAL DISTRIBUTION REQUIREMENTS. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

            o     The sum of:

                  -  90% of our REIT taxable income, and

                  - 90% of the our after tax net income, if any, from foreclosure property,

                  minus

            o the excess of the sum of specified items of non-cash income items over 5% of our REIT taxable income.

         Our REIT taxable income is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income items include income attributable to leveled stepped rents, original issue discount or purchase money discount debt, or a like-kind exchange that is later determined to be taxable.

         We must pay these distributions in the taxable year to which they relate or in the following taxable year provided we declare them before we timely file our tax return for that year and if we pay them on or before the first regular dividend payment after that declaration. The amount distributed must not be preferential, that is, each holder of shares of common stock and each holder of shares of each class of preferred stock must receive the same distribution per share. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax thereon at regular corporate tax rates. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements.

         We expect our REIT taxable income to be less than our cash flow because of depreciation and other non-cash charges included in computing our REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy our distribution requirement. However, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of those expenses in arriving at our taxable income. In the event those timing differences occur, in order to meet the distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

         We may be able to rectify a failure to meet the distribution requirement for a year by distributing in a later year "deficiency dividends" that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will be required, however, to pay interest based upon the amount of any deduction claimed for deficiency dividends, and we would be subject to any applicable penalty provisions.

         In addition, we will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of the January immediately following that year, at least the sum of 85% of our ordinary income for that year, 95% of our capital gain net income for that year, plus, in each case, any undistributed ordinary income or capital gain net income, as the case may be, from prior periods. Any ordinary income or capital gain net income on which this excise tax is imposed for any year is treated as an amount distributed that year for purposes of calculating the tax.

         FAILURE TO QUALIFY. If we fail to qualify for taxation as a REIT in any taxable year, and if the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. That failure to qualify for taxation as a REIT could have a significant adverse effect on the market value and marketability of the securities offered by this prospectus. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and will they be required to be made. As a result, our failure to qualify as a REIT would reduce substantially the cash available for distribution by us to our stockholders. In that event, to the extent of our current and accumulated earnings and profits, as computed for federal income tax purposes, all of our distributions to stockholders will be taxable as ordinary income and, subject to specified limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to that statutory relief.

         OTHER TAX MATTERS. Some of our investments are made through partnerships, which may involve special tax risks. Those risks include possible challenge by the IRS of (a) allocations of income and expense items, which could affect the computation of our income, and (b) the status of the partnerships as partnerships, as opposed to associations taxable as corporations, for federal income tax purposes. Treasury regulations that are effective as of January 1, 1997 provide that a domestic partnership is generally taxed as a partnership unless it elects to be taxed as an association taxable as a corporation. None of the partnerships in which we are a partner has made or intends to make that election. These Treasury regulations provide that a partnership's claimed classification will be respected for periods prior to January 1, 1997 if the entity had a reasonable basis for its claimed classification and had not been notified in writing on or before May 8, 1996 that its classification was under examination. If any of our partnerships were treated as an association for a prior period, and if (i) our ownership in any of those partnerships exceeded 10% of the partnership's voting interest or (ii) the value of that interest exceeded 5% of the value of our assets, we would cease to qualify as a REIT for that period and possibly later periods. Moreover, a deemed change in classification of that partnership from an association to a partnership effective on or after January 1, 1997 would be a taxable event. We believe that each of our partnerships has been treated properly for tax purposes as a partnership and not as an association taxable as a corporation. However, no assurance can be given that the IRS may not successfully challenge the status of any of our partnerships.

TAXATION OF HOLDERS

         TAXATION OF U.S. HOLDERS. A "U.S. Holder" is a beneficial owner of our common stock, preferred stock or other security that, for U.S. federal income tax purposes, is:

            o     a citizen or individual resident of the United States;

            o a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any of its political subdivisions;

            o an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

            o a trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person.

         For any taxable year for which we qualify for taxation as a REIT, amounts distributed to a taxable U.S. Holder will be taxed as set forth below.

         DIVIDEND DISTRIBUTIONS GENERALLY. A distribution to a U.S. Holder of our common or preferred stock (each, a "U.S. Stockholder"), other than a capital gain dividend, will constitute a dividend to the extent paid out of our current or accumulated earnings and profits and, to that extent, will be taxable to the U.S. Stockholder as ordinary income. Because a REIT is not subject to tax on income distributed to its stockholders, a distribution made to a corporate stockholder is not eligible for the dividends-received deduction. To the extent we make a distribution in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder's shares of stock, and any portion of the distribution in excess of the tax basis will be taxable as gain realized from the sale of the stock. Dividends we declare in October, November or December of any year payable to a stockholder of record on a specified date in any of those months will be treated as both paid by us and received by our stockholders on December 31 of that year, provided we actually pay the dividends during January of the following calendar year. A U.S. Stockholder is not allowed to take any of our losses into account on his own federal income tax returns.

         We will be deemed to have sufficient earnings and profits to treat as a dividend any distribution we make up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in "Taxation of the Company as a REIT -- Annual Distribution Requirement" above.

         CAPITAL GAIN DISTRIBUTIONS. A distribution to a U.S. Stockholder that we properly designate as a capital gain distribution will be treated as long-term capital gain, to the extent it does do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder has held the stock. However, a corporate stockholder may be required to treat up to 20% of certain capital gain dividends as ordinary income. A capital gain dividend is not eligible for the dividends-received deduction for corporations.

         We may elect to retain and pay income tax on any net capital gain, which is the excess of net long-term capital gain over net short-term capital loss. In that case, a U.S. Stockholder will include in his income his proportionate share of the undistributed net capital gain as long-term capital gain. The U.S. Stockholder also will be deemed to have paid his proportionate share of tax on that long-term capital gain and, therefore, will receive a credit or refund for the amount of that tax. In addition, the U.S. Stockholder's basis in our shares will increase by the amount of the undistributed long-term capital gain included in the stockholder's income, reduced by the U.S. Stockholder's share of our tax paid on that gain.

         As a result of changes made to the capital gains rates by the Taxpayer Relief Act of 1997, or Taxpayer Relief Act, the IRS issued Notice 97-64 outlining when a REIT may designate its dividends as capital gain dividends. This notice is effective until Treasury regulations are issued. When a REIT designates a distribution as a capital gain dividend, for purposes of the annual distribution requirement, the REIT also may designate that dividend as a 20% rate gain distribution or as an unrecaptured Section 1250 gain distribution. These additional designations by the REIT are effective only to the extent they do not exceed certain limitations. For example, the maximum amount of each distribution that can be classified as a particular type of distribution must be calculated in accordance with the Code and Notice 97-64.

         CERTAIN DISPOSITIONS OF SHARES. In general, a U.S. Stockholder will recognize capital gain or loss on a taxable disposition of our stock equal to the difference between (1) the amount of cash and the fair market value of any property received on that disposition and (2) the U.S. Stockholder's adjusted basis in that stock. A loss recognized on a taxable disposition of our stock that a U.S. Stockholder held for less than six months, after applying certain holding period rules, will be treated as a long-term capital loss to the extent of any capital gain dividend the selling U.S. Stockholder received on that stock.

         The maximum rate of tax on a net capital gain of an individual, trust or estate generally is 20% with respect to assets held more than one year, reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. For a taxpayer in the 15% bracket, the maximum rate on net capital gain generally is 10%, reduced to 8% for assets sold after December 31, 2000 and held for more than five years. The maximum rate for net capital gain attributable to deductions for depreciation with respect to depreciable real property held for more than one year is 25%. Long-term capital gain that we allocate to a U.S. Stockholder will be subject to the 25% rate to the extent that gain does not exceed depreciation deductions taken on real property that we sold.

         PASSIVE ACTIVITY LOSS AND INVESTMENT INTEREST LIMITATIONS. You may not treat distributions we make to you or any gain you recognize from disposing of our stock as passive activity income. Therefore, you will not be able to apply any "passive losses" against that income. Dividends we pay, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of our stock, or capital gain dividends, generally will be excluded from investment income unless you elect to have that gain taxed at ordinary income rates.

         BACKUP WITHHOLDING AND INFORMATION REPORTING FOR OUR DISTRIBUTIONS. We report to our U.S. Stockholders and the IRS the amount of dividends we paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding with respect to dividends paid unless the stockholder either is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide us with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. A U.S. Stockholder may obtain a refund of or a credit for any amounts withheld under the backup withholding rules, provided the appropriate documentation is provided to the IRS. In addition, we may be required to withhold a portion of any capital gain distributions we make to any U.S. Stockholders who fail to certify their non-foreign status to us.

         TREATMENT OF TAX-EXEMPT STOCKHOLDERS. A distribution we make to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute "unrelated business taxable income," or UBTI, unless the stockholder has borrowed to acquire or carry our stock. A qualified trust, however, that holds more than 10% by value of the shares of a pension-controlled REIT may be required to treat a certain percentage of that REIT's distributions as UBTI. The restrictions on ownership of stock in our charter generally will prevent application of the provisions treating a portion of our distributions as UBTI to a tax-exempt entity holding our stock.

         SPECIAL TAX CONSIDERATIONS FOR NON-U.S. STOCKHOLDERS. The rules governing the U.S. federal income taxation of a beneficial owner of our stock that is a nonresident alien individual, foreign corporation, foreign partnership, foreign trust or foreign estate, each, a Non-U.S. Stockholder, are complex. We intend the following discussion to be only a summary of those rules. A prospective Non-U.S. Stockholder should consult his own tax advisers to determine the effects of federal, state, local and foreign tax laws on an investment in our shares, including any reporting requirements.

         TAXATION OF DIVIDENDS IF EFFECTIVELY CONNECTED WITH A U.S. TRADE OR BUSINESS. In general, a Non-U.S. Stockholder will be subject to regular U.S. federal income tax with respect to an investment in our stock if the income from that investment is "effectively connected" with conduct of trade or business in the United States by the Non-U.S. Stockholder. A Non-U.S. Stockholder that is a corporation that receives income that is, or is treated as, effectively connected with a U.S. trade or business also may be subject to an additional 30% "branch profits tax" unless an applicable treaty provides a lower rate or an exemption. Certain certification requirements must be met for effectively connected income to be exempt from withholding.

         The discussion set forth below applies to a Non-U.S. Stockholder whose income from an investment in our shares is not actually effectively connected with trade or business conducted by the Non-U.S. Stockholder in the United States.

         DISTRIBUTIONS NOT ATTRIBUTABLE TO GAIN FROM THE SALE OR EXCHANGE OF A UNITED STATES REAL PROPERTY INTEREST. A distribution on our stock that is not attributable to gain from the sale or exchange by us of a "United States real property interest" and that we do not designate as a capital gain dividend, and is not deemed a distribution of retained capital gains, will be treated as an ordinary income dividend to the extent it is made out of our current or accumulated earnings and profits. That distribution ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless the rate of tax is reduced by an applicable tax treaty. A distribution in excess of our earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Stockholder's basis in his stock (but not below zero), and then as gain from the disposition of those shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of stock.

         DISTRIBUTIONS ATTRIBUTABLE TO GAIN FROM THE SALE OR EXCHANGE OF A UNITED STATES REAL PROPERTY INTEREST. A dividend distribution that is attributable to gain from the sale or exchange by us of a United States real property interest will be taxed to a Non-U.S. Stockholder as if the distribution were gain that is effectively connected with trade or business conducted by the Non-U.S. Stockholder in the United States. Accordingly, a Non-U.S. Stockholder will be taxed on that distribution at the normal capital gain rates applicable to a U.S. Stockholder, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. When made to a foreign corporation, the distribution also may be subject to a branch profits tax at a rate of 30%, subject to reduction or exemption pursuant to an applicable income tax treaty.

         WITHHOLDING OBLIGATIONS. Unless a reduced rate of withholding applies under an applicable tax treaty, we generally will withhold 30% of all distributions out of current or accumulated earnings and profits, subject to application of the special withholding rules discussed below for distributions attributable to sales of United States real property interests. In addition, we are required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits. Because we generally cannot determine at the time a distribution is made whether or not it will be in excess of our earnings and profits, we expect to withhold 30% of the entire amount of any distribution, other than distributions subject to 35% withholding discussed below. A Non-U.S. Stockholder generally will be entitled to a tax refund to the extent the amount of tax withheld from distributions to that Non-U.S. Stockholder exceeds his actual U.S. tax liability.

         We are required to withhold 35% of any distribution that is designated as a capital gain dividend or that could have been designated as a capital gain dividend. If we designate previously made distributions as capital gain dividends, we are required to treat an equivalent amount of subsequent distributions as capital gain dividends for purposes of this withholding requirement.

         A Non-U.S. Stockholder must satisfy certain certification and other requirements in order to establish that he is a resident of a country and thereby entitled to benefits under a tax treaty the United States has with that country.

         SALES OF OUR STOCK BY A NON-U.S. STOCKHOLDER. Unless our stock constitutes a "United States real property interest" within the meaning of the Code, a sale of our stock by a Non-U.S. Stockholder generally will not be subject to U.S. federal income taxation. Our stock will not constitute a United States real property interest if we are a "domestically-controlled REIT." A domestically-controlled REIT is a REIT in which at all times during a specified testing period Non-U.S. Stockholders held, directly or indirectly, less than 50% in value of the REIT's shares. We believe that we should be a domestically controlled REIT and that, therefore, gain recognized on a sale of our stock will not be subject to U.S. federal income tax, although we cannot provide any assurance to that effect. Because our stock is publicly traded, we cannot give any assurance that we will continue to be a domestically-controlled REIT. If we were not a domestically-controlled REIT, gain recognized on a sale of our stock by a Non-U.S. Stockholder would be subject to U.S. federal income tax as a sale of a United States real property interest unless the class of our stock that was sold is "regularly traded" on an established securities market, like the New York Stock Exchange where our stock is listed, and the seller owns no more than 5% of that class of our stock at any time during the applicable testing period. If gain on a sale of stock were subject to U.S. federal income tax, the Non-U.S. Stockholder would be subject to the same tax treatment as a U.S. Stockholder with respect to the gain, subject possibly to a special alternative minimum tax in the case of nonresident alien individual. A Non-U.S. Stockholder that is an individual and is present in the United States for at least 183 days during the taxable year he recognizes gain on a sale or exchange of our stock in a transaction that is not subject to tax under the foregoing rules will be subject to a 30% tax on his net gain for the year from the sale or exchange of capital assets, provided certain conditions are met.

         A purchaser of our stock from a Non-U.S. Stockholder will not be required to withhold on the purchase price if our stock is "regularly traded" on an established securities market or if we are a domestically controlled REIT. Otherwise, a purchaser of our stock generally would be required to withhold 10% of the purchase price and remit that amount to the IRS unless the purchaser receives appropriate certification that the seller is a U.S.

Stockholder or that another exemption from withholding applies. Our stock currently is traded on the New York Stock Exchange. We believe that we should qualify under both the "regularly traded" and the domestically-controlled REIT exceptions to withholding, but we cannot provide any assurance to that effect.

         Upon the death of an individual Non-U.S. Stockholder, that individual's stock will be treated as part of his U.S. estate for purposes of the U.S. federal estate tax, except as may be provided otherwise in an applicable estate tax treaty.

         BACKUP WITHHOLDING TAX AND INFORMATION REPORTING. Backup withholding generally is imposed on certain payments to stockholders that fail to furnish certain information under the U.S. information reporting requirements. Backup withholding and information reporting generally will not apply to distributions paid to Non-U.S. Stockholders that are treated as dividends subject to the U.S. 30% (or lower treaty rate) withholding tax, capital gain dividends or distributions attributable to gain from the sale or exchange by us of U.S. real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of our stock by or through a foreign office of a foreign broker. Generally, information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of our stock by a foreign office of a broker that:

            o     is a U.S. person;

            o derives 50% or more of its gross income for certain periods from the conduct of trade or business in the United States;

            o is a "controlled foreign corporation," which is, generally, a foreign corporation controlled by certain U.S. Stockholders; or

            o is a foreign partnership if, at any time during its taxable year, one or more of its partners are United States persons (as defined in Treasury regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its taxable year, the foreign partnership is engaged in a U.S. trade or business.

         If, however, the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are met or the stockholder otherwise establishes an exemption, information reporting will not apply. Payment to or through a U.S. office of a broker of the proceeds of a sale of stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a Non-U.S. Stockholder or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of or a credit for any amounts withheld under the backup withholding rules, provided the appropriate documentation is provided to the IRS.

         TAXATION OF HOLDERS OF SECURITIES OTHER THAN STOCK. In addition to issuing common and preferred stock, we may from time to time issue other forms of securities, such as notes, subordinated notes or warrants. The tax consequences of these investments in some respects follow that of common and preferred stock, discussed above, and in other respects are different.

         Interest payable on a note will be includible in the income of a U.S. Holder in accordance with the U.S. Holder's regular method of accounting for tax purposes. If a note is redeemed, sold or otherwise disposed of, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the disposition of that note (to the extent that amount does not represent accrued but unpaid interest, which will be treated as ordinary income) and that holder's tax basis in the note. That gain or loss will be capital gain or loss, provided the U.S. Holder held the note as a capital asset, and will be long-term capital gain or loss if the Holder held the note for more than one year at the time of the disposition. The character of income generated with respect to an investment in notes issued by us is not affected by our REIT status.

         An investment in a note by a holder that is not a U.S. Holder, referred to as a Non-U.S. Holder, generally will not give rise to U.S. federal income tax if the interest received or any gain recognized on the redemption, sale or other dispositions of the note by that Non-U.S. Holder is not treated as "effectively connected" with the conduct of trade or business by that Non-U.S. Holder within the United States, as discussed above. As with respect to stock investments in us, an individual present in the United States for 183 days or more during the taxable year and satisfying other conditions will be subject to a 30% tax on his U.S. source net capital gains.

         Generally, an investor in our warrants will not recognize gain or loss upon exercise of a warrant and the conversion of his investment into our stock. Thereafter, as one of our stockholders, that investor will have a basis in his stock equal to the sum of the amount invested in the warrant plus any amount paid on exercise of the warrant. Following conversion to a stockholder, that investor will be taxed in the same manner as other stockholders, as discussed in detail above. If an investor chooses to sell or otherwise dispose of a warrant prior to a conversion of his investment into stock, that investor generally will be treated in the same manner as discussed above regarding an investor in notes.

         The exact tax consequences of investing in any particular form of note, subordinated note or warrant can vary significantly depending on the exact terms of the security. The tax consequences of any particular security we may decide to issue will be addressed in detail in a prospectus supplement.

TAX ASPECTS OF THE PARTNERSHIPS

         GENERAL. A portion of our investments are held through our partnerships. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate share of the items of income, gain, loss, deduction and credit of a partnership and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We include in our income our proportionate share of our partnerships' income, gain, loss, deduction and credit for purposes of the various REIT income tests and in the computation of our REIT taxable income. In addition, we include our proportionate share of assets held by our partnerships in the REIT asset tests.

         TAX ALLOCATION WITH RESPECT TO OUR PROPERTIES. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes. That carryover basis is equal to the contributing partner's adjusted basis in the property rather than the fair market value of the property at the time of contribution. Section 704(c) of the Code requires the allocation of income, gain, loss and deduction attributable to the contributed property in a manner such that the contributing partner is charged with or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted basis of property at the time of contribution, a "book tax difference." Those allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

         In general, partners who have contributed their interests in properties to our partnerships will be allocated lower amounts of depreciation deductions for tax purposes than if those deductions were determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets that have a book tax difference, all taxable income attributable to the book tax difference generally will be allocated to the contributing partners, and our companies that are the direct partners of our partnerships generally will be allocated only their share of gains attributable to appreciation, if any, occurring after the closing of the acquisition of those properties. These allocations will tend to eliminate the book tax difference over the life of our partnerships. However, the special allocation rules of Section 704(c) of the Code do not always entirely eliminate the book tax difference on an annual basis or with respect to a specific taxable transaction like a sale. In those cases, the carryover basis of the contributed assets in the hands of our partnerships may cause us to be allocated lower depreciation and other deductions and thereby cause us to be allocated more taxable income. As a result, we could recognize taxable income in excess of distributed amounts, which might adversely affect our ability to comply with the REIT distribution requirements, and we may realize income on the distribution of cash because our basis has not been increased sufficiently from income allocations. See "Taxation of the Company -- Annual Distribution Requirements."

         Any property purchased by any of our partnerships initially will have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

         BASIS IN INTERESTS. Our adjusted tax basis in each of our interests in our partnerships generally will be:

            o equal to the amount of cash and the basis of any other property that we contributed to the partnerships;

            o     increased by:

                  -  our allocable shares of the partnership's income; and

                  -  our allocable share of indebtedness of the partnership;

            o     reduced, but not below zero, by our allocable share of:

                  -  losses suffered by the partnership;

                  -  the amount of cash distributed to the partner; and

                  - constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

         If the allocation of a partner's distributive share of a partnership's loss exceeds the adjusted tax basis of its partnership interest in the partnership, the recognition of that excess loss will be deferred until and to the extent the partner has an adjusted tax basis in its partnership interest. To the extent that a partnership's distributions and any decrease in the partner's share of the indebtedness of the partnership (the decrease being treated as a cash distribution to the partner) exceed the partner's adjusted tax basis, those excess distributions (including the constructive distributions) constitute taxable income to the partner. That taxable income normally will be characterized as capital gain if the interest in the partnership has been held by the partner for longer than one year, subject to reduced tax rates described above. Under current law, capital gains and ordinary income of corporations generally are taxed at the same marginal rates.

         SALE OF THE PARTNERSHIPS' PROPERTIES. Our share of gain realized by a partnership on the sale of any property held by the partnership as inventory or other property held primarily for sale to customers in the ordinary course of the partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. That prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Our partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating their properties (and other properties) and to make occasional sales of the properties, including peripheral land, as are consistent with our partnerships' investment objectives.

STATE AND LOCAL TAX

         We may be subject to state and local tax in various states and localities. Our stockholders also may be subject to state and local tax in various states and localities. The tax treatment to us and to our stockholders in those jurisdictions may differ from the federal income tax treatment described above. Consequently, before you buy our shares, you should consult your own tax adviser regarding the effect to you of state and local tax laws on an investment in our shares.

                              PLAN OF DISTRIBUTION

         We may sell securities to one or more underwriters or dealers for public offering and sale by them, or we may sell the securities to investors directly or through agents. The applicable prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

            o     the name or names of any underwriters;

            o     the purchase price of the securities;

            o any underwriting discounts and other items constituting underwriters' compensation;

            o any initial public offering price and the net proceeds we will receive from such sale;

            o any discounts or concessions allowed or reallowed or paid to dealers; and

            o any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

         We may distribute our securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. We may sell our securities through a rights offering, forward contracts or similar arrangements.

         Any underwriting discounts or other compensation which we pay to underwriters or agents in connection with the offering of our securities, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the prospectus supplement. Underwriters may sell our securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our securities may be deemed to be underwriters under the Securities Act and any discounts or commissions they receive from us and any profit on the resale of our securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us, will be described in the applicable supplement to this prospectus. Unless otherwise set forth in the supplement to this prospectus relating thereto, the obligations of the underwriters or agents to purchase our securities will be subject to conditions precedent and the underwriters will be obligated to purchase all our offered securities if any are purchased. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         Any common stock sold pursuant to this prospectus and applicable prospectus supplement, will be approved for trading, upon notice of issuance, on the New York Stock Exchange.

         Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

         The securities being offered under this prospectus, other than our common stock, will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement. It has not presently been established whether the underwriters, if any, as identified in a prospectus supplement, will make a market in the securities. If the underwriters make a market in the securities, the market making may be discontinued at any time without notice. We cannot provide any assurance as to the liquidity of the trading market for the securities.

         An underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with securities laws. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bidders to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. The underwriters may engage in these activities on any exchange or other market in which the securities may be traded. If commenced, the underwriters may discontinue these activities at any time.

         Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, us and our subsidiaries in the ordinary course of business.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the securities offered under this prospectus and any supplement hereto, as well as certain tax matters, will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida 33131. Counsel for any underwriter or agents will be noted in the applicable prospectus supplement.

                                     EXPERTS

         Our consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our annual report on Form 10-K/A No. 3 for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of Centrefund Realty (U.S.) Corporation as of December 31, 1999 and 2000, and for each of the three years in the period ended December 31, 2000, incorporated in this prospectus by reference from our definitive proxy statement on Schedule 14A filed July 31, 2001 in connection with our special meeting of stockholders held on September 20, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated therein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of United Investors Realty Trust as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, incorporated in this prospectus by reference to our definitive proxy statement on Schedule 14A filed July 31, 2001 in connection with our special meeting of stockholders held on September 20, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such form as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains an internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC and which are available at the SEC's web site at: http://www.sec.gov. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, 20 Broad Street, 17th Floor, New York, New York 10005.

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's web site listed above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" some of the documents we file with it into this prospectus, which means:

            o we can disclose important information to you by referring you to those documents;

            o the information incorporated by reference is considered to be part of this prospectus; and

            o later information that we file with the SEC will automatically update and supersede this information.

         We incorporate by reference the documents listed below:

            o our Annual Report on Form 10-K/A No. 3 filed on July 26, 2001 for the fiscal year ended December 31, 2000;

            o our Quarterly Report on Form 10-Q/A No. 2 filed on July 26, 2001 for the fiscal quarter ended March 31, 2001;

            o our Quarterly Report on Form 10-Q filed on August 10, 2001 for the fiscal quarter ended June 30, 2001;

            o our Quarterly Report on Form 10-Q filed on November 19, 2001 for the fiscal quarter ended September 30, 2001;

            o our definitive Proxy Statement, filed on April 25, 2001, filed in connection with our Annual Meeting of Stockholders;

            o our definitive Proxy Statement, filed on July 31, 2001, filed in connection with our Special Meeting of Stockholders;

            o     our Current Report on Form 8-K, filed on May 14, 2001;

            o     our Current Report on Form 8-K, filed on May 25, 2001;

            o     our Current Report on Form 8-K, filed on June 4, 2001;

            o     our Current Report on Form 8-K, filed on September 24, 2001;

            o our Current Report on form 8-K, filed October 4, 2001, as amended by Form 8-K/A filed on November 30, 2001; and

            o the description of our common stock filed as part of our Registration Statement (File No. 001-13499) on Form 8-A filed on October 15, 1997.

         All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed. In addition, all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this prospectus forms a part shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed.

         We will provide without charge to each person, including any stockholder, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless specifically incorporated by reference into those documents). Please direct requests to us at the following address:

                                Equity One, Inc.
                          1696 N.E. Miami Gardens Drive
                        North Miami Beach, Florida 33179
                          Attention: Investor Relations
                                 (305) 947-1664

--------------------------------------------------------------------------------

______________, 2002

                                EQUITY ONE, INC.















                    -----------------------------------------
                               P R O S P E C T U S
                    -----------------------------------------










--------------------------------------------------------------------------------
We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the deliver of this prospectus nor any of the sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.
--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the offering are as follows:

Securities and Exchange Commission Registration Fee............................................        $      59,750
Legal Fees and Expenses........................................................................        $     100,000
Accounting Fees and Expenses...................................................................        $      55,000
Printing and Engraving Expenses................................................................        $      50,000
Miscellaneous..................................................................................        $      35,250
                                                                                                       -------------
    Total......................................................................................        $     300,000
                                                                                                       =============


         All amounts except the Securities and Exchange Commission registration fee are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which limits such liability to the maximum extent permitted by Maryland law. This provision does not limit our ability, or our stockholders ability, to obtain other relief, such as an injunction or rescission.

         Our charter and bylaws authorize and obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or any individual who, while serving as a director on our board, and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor to us in any of the capacities described above and to any of our employees or agents, or employees or agents of a predecessor.

         Maryland law requires a corporation, unless its charter provides otherwise, which our charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law also permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, the director or officer actually received an improper personal benefit in money, property or services or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon our receipt of a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us and a written undertaking by him or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

         We have entered into indemnification agreements with each member of the board of directors. The indemnification agreements require, among other things, that we indemnify to the fullest extent permitted by law and advance to each indemnified director all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the indemnification agreements, we must also indemnify and advance all expenses incurred by an indemnified director seeking to enforce his rights under the indemnification agreements and may cover executive officers and directors under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights it provides.

         It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

ITEM 16. EXHIBITS

   EXHIBIT

   NUMBER DESCRIPTION

          1.1 Form of Underwriting Agreement with respect to equity securities.*

          1.2  Form of Underwriting Agreement with respect to debt securities.*

          4.1  Form of Stock Certificate (incorporated by reference to exhibit
               4.1 to the Registration Statement on Form S-11, as amended, filed on August 20, 1997).

          4.2  Form of Preferred Stock.*

          4.3  Form of Deposit Agreement (Form of Receipt included therein).*

          4.4 Form of Indenture for Debt Securities (Form of Debt Securities included therein).*

          4.5  Form of Warrant Agreement (Form of Warrant included therein).*

          5.1 Opinion of Greenberg Traurig, P.A. regarding the legality of the offered securities.

          8.1 Opinion of Greenberg Traurig, P.A. as to certain federal income taxation matters.

         12.1 Statements regarding Computation of Ratios of Earnings to Fixed Charges and Preference Dividends

         23.1  Consent of Deloitte & Touche LLP.

         23.2  Consent of Deloitte & Touche LLP.

         23.3  Consent of Ernst & Young LLP.

         23.4 Consent of Greenberg Traurig, P.A. (contained in legal opinion filed as Exhibit 5.1).

         23.5 Consent of Greenberg Traurig, P.A. (contained in legal opinion filed as Exhibit 8.1).

         24.1  Powers of Attorney (included on signature pages hereto).

-------------------------


    *To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the offered securities.

ITEM 17. UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

              (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof, and

              (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been, settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) The undersigned registrants hereby undertakes that:

                (1) For purposes of determining any liability under the Securities Act, the information omitted from the form prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                 (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on January 23, 2002.

                                       EQUITY ONE, INC.


                                       By: /s/ CHAIM KATZMAN
                                           -------------------------------
                                           Chaim Katzman
                                           Chairman and Chief Executive Officer



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Chaim Katzman and Howard M. Sipzner his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                     SIGNATURE                                          TITLE                          DATE
                     ---------                                          -----                          ----

  /s/ CHAIM KATZMAN                                       Chairman of the Board and Chief        January 23, 2002
---------------------------------------------------         Executive Officer
                   Chaim Katzman


  /s/ HOWARD M. SIPZNER                                   Chief Financial Officer and            January 23, 2002
---------------------------------------------------         Principal Accounting Officer
                 Howard M. Sipzner


  /s/ DORON VALERO                                        Director                               January 23, 2002
---------------------------------------------------
                    Doron Valero


  /s/ NOAM BEN OZER                                       Director                               January 23, 2002
---------------------------------------------------
                   Noam Ben Ozer


  /s/ DR. SCHAIY PILPEL                                   Director                               January 23, 2002
---------------------------------------------------
                 Dr. Schaiy Pilpel


  /s/ ROBERT COONEY                                       Director                               January 23, 2002
---------------------------------------------------
                   Robert Cooney


                     SIGNATURE                                          TITLE                          DATE
                     ---------                                          -----                          ----
  /s/ RONALD CHASE                                        Director                               January 23, 2002
---------------------------------------------------
                    Ronald Chase

  /s/ DORI SEGAL                                          Director                               January 23, 2002
---------------------------------------------------
                     Dori Segal

  /s/ PETER LINNEMAN                                      Director                               January 23, 2002
---------------------------------------------------
                   Peter Linneman

  /s/ NATHAN HETZ                                         Director                               January 23, 2002
---------------------------------------------------
                    Nathan Hetz

                                INDEX TO EXHIBITS



  EXHIBIT                         DESCRIPTION

          5.1 Opinion of Greenberg Traurig, P.A. regarding the legality of the offered securities.

          8.1 Opinion of Greenberg Traurig, P.A. as to certain federal income taxation matters.

         12.1 Statements regarding Computation of Ratios of Earnings to Fixed Charges and Preference Dividends

         23.1  Consent of Deloitte & Touche LLP.

         23.2  Consent of Deloitte & Touche LLP.

         23.3  Consent of Ernst & Young LLP.

                                                                     EXHIBIT 5.1
                                                                     -----------

                            [Greenberg Traurig, P.A.]

                                January 23, 2002

Equity One, Inc.
1696 Northeast Miami Gardens Drive
North Miami Beach, Florida 33179

             Re:  EQUITY ONE, INC. REGISTRATION STATEMENT ON FORM S-3
                  ---------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel for Equity One, Inc., a Maryland corporation (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to (i) shares of common stock of the Company, par value $0.01 per share (the "Common Stock"); (ii) one or more classes or series of shares of preferred stock of the Company, par value $0.01 per share (the "Preferred Stock"); (iii) shares of Preferred Stock represented by depositary shares (the "Depositary Shares"); (iv) one or more series of debt securities, which may be either senior or subordinated (collectively, the "Debt Securities"); (v) warrants to purchase Common Stock, Preferred Stock, Depositary Shares, Debt Securities or any combination of those securities (the "Warrants"); and (v) the Common Stock, Preferred Stock or Debt Securities that may be issued upon the exercise of the Warrants, whichever is applicable. The Common Stock, the Preferred Stock, the Debt Securities and the Warrants are hereinafter referred to collectively as the "Securities." The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the "Prospectus") and supplements to the prospectus ( the "Prospectus Supplements") and pursuant to Rule 415 under the Act for an aggregate initial offering price not to exceed $250,000,000.

         The Depositary Shares will be issued under one or more Deposit Agreements (each, a "Deposit Agreement"), each to be between the Company and a financial institution identified therein as the depositary (each, a "Depositary").

         The Debt Securities will be issued pursuant to one or more Indentures (each, an "Indenture"), each to be between the Company, guarantors, if any, and a financial institution identified therein as the trustee (the "Trustee").

         The Warrants will be issued under one or more Warrant Agreements (each, a "Warrant Agreement"), each to be between the Company and a counterparty or counterparties identified therein (each, a "Counterparty").

Equity One, Inc.
January 23, 2002
Page 2




         In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following:

                  1. the Registration Statement;

                  2. the Articles of Incorporation of the Company, as amended and restated and to the date hereof (the "Charter");

                  3. the Bylaws of the Company, as amended and restated to the date hereof (the "Bylaws");

                  4. resolutions adopted by the Board of Directors of the Company, relating to the approval of the filing of the Registration Statement, together with the exhibits thereto, and other related matters (the "Resolutions"); and

                  5. Such other documents and matters of law as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

         In rendering the opinions set forth below, we have assumed genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of originals or such latter documents. We have also assumed that (a) at the time of execution, countersignature, issuance and delivery of Depositary Shares, the Deposit Agreement will be the valid and legally binding obligation of the Depositary; (b) at the time of execution, authentication, issuance and delivery of Debt Securities, the Indenture will be the valid and legally binding obligation of the Trustee; (c) at the time of execution, countersignature, issuance and delivery of any Warrants, the Warrant Agreement will be the valid and legally binding obligation of each Counterpary thereto.

         As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company, without independently verifying the accuracy of such documents, records and instruments.

         In connection with the issuance of Depositary Shares, we have assumed further that (i) at the time of execution, countersignature, issuance and delivery of any Depositary Shares, the related Deposit Agreement will have been duly authorized, executed and delivered by the Company and (ii) execution, delivery and performance by the Company of such Deposit Agreement and such Depositary Shares will not violate the laws of any jurisdiction (provided

Equity One, Inc.
January 23, 2002
Page 3




that as to the laws of the State of Florida, the Maryland General Corporation Law and the federal laws of the United States we make no such assumption).

         In connection with the issuance of Debt Securities, we have assumed further that (i) at the time of execution, authentication, issuance and delivery of the Indenture and Debt Securities, the Indenture will have been duly authorized, executed and delivered by the Company and (ii) execution, delivery and performance by the Company of the Indenture and Debt Securities will not violate the laws of any jurisdiction (provided that as to the laws of the State of Florida, the Maryland General Corporation Law and the federal laws of the United States we make no such assumption).

         In connection with the issuance of Warrants, we have assumed further that (i) at the time of execution, countersignature, issuance and delivery of any Warrants, the related Warrant Agreement will have been duly authorized, executed and delivered by the Company and (ii) execution, delivery and performance by the Company of such Warrant Agreement and such Warrants will not violate the laws of any jurisdiction (provided that as to the laws of the State of Florida, the Maryland General Corporation Law and the federal laws of the United States we make no such assumption).

         Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

                  1. With respect to the Common Stock, assuming (i) the taking by the Board of Directors of the Company of all necessary corporate action to authorize and approve the issuance of the Common Stock and (ii) due issuance and delivery of the Common Stock, upon payment therefor in accordance with the applicable definitive underwriting agreement, if applicable, or Prospectus Supplement approved by the Board of Directors of the Company, the Common Stock will be validly issued, fully paid and nonassessable.

                  2. With respect to the Preferred Stock, assuming (i) the taking by the Board of Directors of the Company of all necessary corporate action to authorize and approve the issuance of the Preferred Stock, (ii) due filing of the Articles Supplementary with the Maryland State Department of Assessments and Taxation and (ii) due issuance and delivery of the Preferred Stock, upon payment therefor in accordance with the applicable definitive underwriting agreement, if applicable, or Prospectus Supplement approved by the Board of Directors of the Company, the Preferred Stock will be validly issued, fully paid and nonassessable.

Equity One, Inc.
January 23, 2002
Page 4




                  3. With respect to the Depositary Shares, assuming (i) the taking of all necessary corporate action to approve the issuance of such Depositary Shares, the final terms establishing the depositary receipts representing the Depositary Shares (the "Depositary Receipts") in the form contemplated and authorized by a Deposit Agreement and related matters by the Board of Directors of the Company, (ii) the due execution, authentication, issuance and delivery of such Depositary Shares, upon payment of the consideration therefor provided for in the applicable purchase, underwriting or similar agreement, as applicable, or Prospectus Supplement approved by the Board of Directors of the Company and otherwise in accordance with the provisions of the applicable Deposit Agreement and such agreement, the Depositary Shares will be validly issued and will entitle the holders thereof to the rights specified in the Depositary Receipts and such Deposit Agreement for such Depositary Receipts.

                  4. With respect to the Debt Securities, assuming (i) the taking of all necessary corporate action to approve the issuance and terms of the Debt Securities, the terms of the offering thereof and related matters by the Board of Directors of the Company and (ii) the due execution, authentication, issuance and delivery of such Debt Securities, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement, as applicable, or Prospectus Supplement approved by the Board of Directors of the Company and otherwise in accordance with the provisions of the applicable Indenture and such agreement, such Debt Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

                  5. With respect to the Warrants, assuming (i) the taking of all necessary corporate action by the Board of Directors of the Company to approve the execution and delivery of a Warrant Agreement and (ii) the due execution, countersignature, issuance and delivery of such Warrants, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement, as applicable, or Prospectus Supplement approved by the Board of Directors of the Company and otherwise in accordance with the provisions of the applicable Warrant Agreement and such agreement, such Warrants will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

         The opinions set forth in paragraphs 3 through 5 above are subject to
(i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, (ii) the effects of general equitable principles, whether enforcement is considered in a proceeding in equity or law, (iii) an implied covenant of good faith and fair dealing, (iv) the discretion of the court before which any proceeding for enforcement may be brought and (v) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to the public policy.

Equity One, Inc.
January 23, 2002
Page 5



         We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

         This opinion is being furnished to the Company solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

         We do not express any opinion herein concerning any law other than the laws of the State of Florida, the federal laws of the United States and, to the extent set forth herein, the Maryland General Corporation Law .

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

                                      Very truly yours,

                                      /s/ Greenberg Traurig, P.A.

                                      Greenberg Traurig, P.A.

                                                                     EXHIBIT 8.1
                                                                     -----------

                            [Greenberg Traurig, P.A.]

                                January 23, 2002

Equity One, Inc.
1696 Northeast Miami Gardens Drive
North Miami Beach, Florida 33179

         Re:      FEDERAL INCOME TAX CONSIDERATIONS RELATING TO EQUITY ONE, INC.
                  --------------------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Equity One, Inc., a Maryland corporation (the "Company"), in connection with the registration statement on Form S-3 being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to various classes of stock and other securities (the "Registration Statement") and the prospectus contained therein (the "Prospectus").

         In rendering our opinion, we have reviewed the Registration Statement and the Prospectus, and we have assumed that the statements therein are and will remain true and complete. In addition, we have reviewed the Amended and Restated Articles of Incorporation of the Company, as amended to the date hereof, and U.S. federal income tax returns and other financial information relating to the Company. We have assumed the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all of those documents. We have assumed that all factual matters in documents submitted to us and all of the other information furnished to us are true and complete. Further, we have assumed that representations made by the Company to us in the letter attached hereto regarding the Company's compliance with requirements in the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as a real estate investment trust ("REIT") for U.S. federal income tax purposes are true and complete. Any variation or difference in the facts from those set forth or assumed herein may affect the conclusions stated herein.

         Based on the foregoing, in reliance thereon and subject thereto, and based on the Code, the Treasury regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service and judicial decisions, all as in effect on the date hereof, it is our opinion that:

         1. The statements set forth in the Prospectus under the caption "Material Federal Income Tax Considerations," insofar as they purport to describe the matters of law referred to therein, represent the material U.S. federal income tax considerations relevant to purchasers of stock or securities of the Company.

         2. Commencing with its taxable year that began January 1, 1995, the Company has been organized in conformity with the requirements of the Code for qualification as a REIT for U.S. federal income tax purposes, and the Company's method of operation as described in the attached certificate from the Company to us will enable the Company to continue to satisfy the requirements to be taxable as a REIT for U.S. federal income tax purposes.

         The foregoing opinions are limited to the matters expressly set forth, and no opinion is to be implied or inferred beyond the matters expressly stated. These opinions speak only as of the date hereof and are based solely on legal authorities as they currently exist, and we assume no obligation to update or supplement these opinions.

         These opinions are furnished to you solely for use in connection with the Registration Statement and the Prospectus. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to the name of our firm under the heading "Material Federal Income Tax Considerations" in the Registration Statement and Prospectus.

                                                     Very truly yours,


                                                     /s/ Greenberg Traurig, P.A.


Attachment

                                                                    EXHIBIT 12.1
                                                                    ------------

                   RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                     AND PREFERENCE DIVIDENDS (IN THOUSANDS)

                                                                                                       NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                           SEPTEMBER 30,
                                     -----------------------------------------------------------     ---------------------
                                        1996       1997         1998         1999         2000         2000         2001
                                     --------    --------     --------     --------     --------     --------     --------
         Net Income before
         minority interest and
         taxes                          3,920    $  6,198     $  9,065      $13,684     $ 14,252     $  8,826     $ 14,359
         Add:
            Interest expense,
              including
              amortization of
              loan costs                5,380       5,681        5,014        7,410       12,806        6,994       16,331
            Capitalized interest            0         145          633        1,808        2,181        1,735        1,040
                                     --------    --------     --------     --------     --------     --------     --------
              Total fixed charges    $  9,300    $  5,826     $  5,647     $  9,218     $ 14,987     $  8,729     $ 17,371

         Less:
            Capitalized interest            0        (145)        (633)      (1,808)      (2,181)      (1,735)      (1,040)
                                     --------    --------     --------     --------     --------     --------     --------

         Net Income before                  4           8            0
         minority interest, as
         adjusted                    $  9,300    $ 11,879     $ 14,079       $21,09       $27,05     $ 15,820       $30,69

         Fixed charges:
            Interest expense,               0           6            1
              including
              amortization of
              loan costs             $  5,380    $  5,681     $  5,014        $7,41       $12,80     $  6,994       $16,33
            Capitalized interest            0         145          633        1,808        2,181        1,735        1,040
                                     --------    --------     --------     --------     --------     --------     --------
              Total fixed charges    $  5,380    $  5,826     $  5,647     $  9,218     $ 14,987     $  8,729     $ 17,371
                                     ========    ========     ========     ========     ========     ========     ========

         Ratio of earnings to
         fixed charges                   1.73        2.04         2.49         2.29         1.81         1.81         1.77
                                     ========    ========     ========     ========     ========     ========     ========


       Equity One has never issued any preferred stock, and therefore, has never paid any preference dividends.

                                                                    EXHIBIT 23.1
                                                                    ------------

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Equity One, Inc. and subsidiaries on Form S-3 of our reports dated February 21, 2001, appearing in the Annual Report on Form 10-K/A No. 3 of Equity One, Inc. for the year ended December 31, 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



Miami, Florida
January 18, 2002

                                                                    EXHIBIT 23.2
                                                                    ------------

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Equity One, Inc. on Form S-3 of our report dated March 19, 2001, included in the definitive Proxy Statement on Schedule 14A filed July 31, 2001 in connection with the Special Meeting of Stockholders held on September 20, 2001, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




Toronto, Canada
January 18, 2002

                                                                    EXHIBIT 23.3
                                                                    ------------

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 2, 2001 (except for Notes, 12, 16 and 17, as to which the date is March 29, 2001), with respect to the consolidated financial statements of United Investors Realty Trust and subsidiaries incorporated by reference in the Registration Statement on Form S-3 and related Prospectus of Equity One, Inc. for the registration of $250,000,000 of its common stock, preferred stock, depositary shares, debt securities, and warrants.

                                            /s/ Ernst & Young LLP

Dallas, Texas
January 18, 2002